Exhibit 4.38
Private & confidential

This draft document is not a contract or an offer to enter into a contract.  It is merely a working draft and not binding on the Lender in any way whatsoever. It should not be construed as reflecting the Lender's position or its intentions in relation to the subject matter of this draft document. It is strictly subject to the Lender's internal authorities' approval which is still pending and only following such Lender's internal authorities' approval the Lender's would be able to present to you the final terms and conditions and the Lender's position in relation thereto. Only the document as executed by the parties purported to be parties hereto will contain the terms that bind the Lender and the other parties.  Until the document is executed by the parties hereto, neither the Lender nor any of the other parties intends to be bound in any way whatsoever.

Date 12th February, 2014

PIRAEUS BANK A.E.
as Lender
-and-
Amazons Management Inc.
Cynthera Navigation Ltd.
Harbour Business International Corp.
Lagoon Shipholding Ltd. and
Martinique International Corp. and
Waldeck Maritime Corp.
as joint and several Borrowers
-and-
Seanergy Maritime Holdings Corp.
as Corporate Guarantor
-and-
Enterprises Shipping and Trading S.A.
as Technical Manager
____________________________________________

DELIVERY AND SETTLEMENT AGREEMENT
_____________________________________________

relating to a term loan facility of (originally)
US$165,000,000 and a revolving facility
of up to (originally) Dollars Ninety Million ($90,000,000)

CONTENTS

Clause	Heading	Page

1	Definitions and Interpretations	3
2	Settlement of the Indebtedness	5
3	Purchase of the Ships	6
4	Undertakings	6
5	Representation and Warranties	6
6	No waiver	8
7	Conditions	9
8	Indemnity	10
9	Miscellaneous	10
10	Governing Law and Jurisdiction	11
11	Enforcement	13

Schedule 1                                Terms of Ship Sale
Schedule 2                                Creditors' List

THIS AGREEMENT is dated 12th February, 2014 and made between:

(1)
PIRAEUS BANK A.E., a company duly incorporated under the laws of the Hellenic Republic, having its registered office at 4 Amerikis Street, Athens, Greece, duly registered in the  Registry for sociétés anonymes with registration number 225501000 and with Tax Registration Number 094014298 acting through its branch at 91 Akti Miaouli, Piraeus, Greece (ΔΟΥ ΦΑΕ Aθηνών) (the "Lender", which expression shall include its successors and assigns);

(2)
Amazons Management Inc., a company incorporated according to the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Amazons Borrower" or the "Davakis Owner", which expression shall include its successors);

(3)
Cynthera Navigation Ltd., a company incorporated according to the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Cynthera Borrower", which expression shall include its successors);

(4)
Harbour Business International Corp., a company incorporated in the British Virgin Islands, whose registered office is at c/o Palm Chambers, 197 Main Street, P.O. Box 3174, Road Town, Tortola, British Virgin Islands, VG1110 (the "Harbour Borrower" or the "Hamburg Owner", each of which expressions shall include its successors);

(5)
Lagoon Shipholding Ltd., a company incorporated according to the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Lagoon Borrower" or the "Delos Owner", each of which expressions shall include its successors);

(6)
Martinique International Corp., a company incorporated in the British Virgin Islands, whose registered office is at c/o Palm Chambers, 197 Main Street, P.O. Box 3174, Road Town, Tortola, British Virgin Islands, VG1110 (the "Martinique Borrower" or the "Bremen Owner", each of which expressions shall include its successors);

(7)
Waldeck Maritime Corp., a company incorporated according to the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Waldeck Borrower" (which expression shall include its successors) and together with the Amazons Borrower, the Cynthera Borrower, the Harbour Borrower, the

Lagoon Borrower and the Martinique Borrower hereinafter called the "Borrowers" , which expression shall include their respective successors);

(8)
Seanergy Maritime Holdings Corp., a company incorporated according to the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Corporate Guarantor");  and

(9)
Enterprises Shipping and Trading S.A., a company incorporated according to the laws of the Republic of Liberia, whose registered office is at 80 Broad Street, Monrovia, Liberia having an office established in Greece under law 89/67 (as amended) at 11 Poseidonos Avenue, Glyfada, GR 16 777, Greece (the "Technical Manager").

WHEREAS:-

(A)
By a Financial agreement dated 27 August, 2008 as amended by, inter alia, an addendum no. 1 thereto dated 9 September 2009, an addendum no. 2 thereto dated 13 November, 2009, an addendum no. 3 dated 2 June, 2010 and an addendum No. 4 dated 31st January, 2012 (together the "Financial Agreement") made between (i) the Borrowers, as joint and several borrowers and (ii) Marfin Egnatia Bank Societe Anonyme, of Athens, Greece (who was then succeeded by way of cross border merger by Marfin Popular Bank Public Co Ltd, of Cyprus subsequently renamed into "Cyprus Popular Bank Public Co. Ltd" and whose special successor is the Lender by virtue of the Decision of the Bank of Greece No. 66/3/26.3.2013 and the Decree of the Central Bank of Cyprus No. 97/26.3.2013  published in the Government Gazette of Cyprus on its issue No 4640/26.3.2013, as lender, in relation to a term loan facility of up to (originally) Dollars One hundred sixty five million ($165,000,000) (the "Term Loan") and a revolving facility of up to (originally) Dollars Ninety Million ($90,000,000) (the "Revolving Facility" and together with the Term Loan hereinafter called the "Facilities") upon the terms and conditions set forth therein.

(B)
The Borrowers and the other Security Parties hereby jointly and severally acknowledge and confirm that (a) the Lender has advanced to the Borrowers, on a joint and several basis, the full amount of the Term Loan and part of the Revolving Facility in the principal amount of the Facilities and (b) as the date hereof the aggregate amount in respect of the Facilities remaining outstanding is as set out in clause 5.1 as the Security Parties hereby acknowledge.

(C)	The Borrowers have executed and registered in favour of the Lender a First Priority Mortgages (together the "Mortgages") over the following vessels owned by the Borrowers as follows:

(a)	bulk carrier vessel built in 2008, of 31,091 gross tons and 17,993 net tons "DAVAKIS G" presently registered in the ownership of the Davakis Owner under the Bahamas flag (the "Davakis Ship");

(b)	a bulk carrier vessel built in 2008, of 31,091 gross tons and 17,993 net tons "DELOS RANGER presently registered in the ownership of the Ranger Owner under the Bahamas flag (the "Delos Ship");

(c)
the bulk carrier vessel built in 1994, of 39,012 gross tons and 24,407 net tons "HAMBURG MAX", presently registered in the ownership of the Hamburg Owner under the Isle of Man flag (the "Hamburg Ship"); and

(d)	the bulk carrier vessel built in 1993, of 39,012 gross tons and 24,407 net tons "BREMEN MAX" presently registered in the ownership of the Bremen Owner under the Isle of Man flag (the "Bremen Ship")

(together the "Ships" and "Ship" means any of them);

(D)
As security for the obligations of the Borrowers under the Financial Agreement and the Master Agreement, the Borrowers and each Security Party entered into the relevant Finance Documents to which they are a party, in favour of the Lender.

(E)
Prior to the date of this Agreement, certain events of non-compliance and Events of Default under the Financial Agreement and the Finance Documents (the "Events of Default") have occurred and are continuing, as the Borrowers hereby acknowledge and confirm.

(F)
The Corporate Guarantor and the Borrowers (hereinafter together called the "Security Parties") hereby acknowledge and confirm that under the terms of the Loan Agreement and the other Finance Documents (including, without limitation, the Share Charge by the Corporate Guarantor of the shares of Maritime Capital Shipping Limited) following the occurrence of the Events of Default the Lender is entitled to demand payment of the Indebtedness and proceed to the enforcement of the Mortgages and the other securities granted to the Lender.

(G)
The Parties are entering into this Agreement to record the terms and conditions upon and subject to which they hereby agree the settlement of the Indebtedness, and the extinguishment of the Corporate Guarantor's liabilities under the Corporate Guarantee and the Share Charge and extinguishment of the Technical Manager's liabilities under the Manager's Undertakings.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Words and expressions defined in the Financial Agreement shall unless the context otherwise requires have the same meanings when used in this Agreement. In addition to the words and expressions defined in the Schedule 1, in this Agreement, unless the context otherwise requires:-

"Buyer" in relation to each Ship means the company as notified to the Borrowers by the Lender in accordance with the terms of this Agreement and appearing as the buyer of such Ship in the MOA relative thereto (together, the "Buyers");

"Closing Date" means the date on which the last (the 4th) Ship shall be transferred and delivered to the relevant Buyer, such Closing Date being not later than 28th February, 2014  or such other date as the Parties may agree;

"Corporate Guarantee" means the Corporate Guarantee and Indemnity dated 27 August 2008 made by the Corporate Guarantor in favour of the Lender;

"Delivery Date" means the day, being a Banking Day, on which a Ship will delivered by the Owner thereof to the relevant Buyer under the relevant MOA;

"Indebtedness" has the meaning ascribed to it in the Facility Agreement;

"MOA" in relation to each Ship means the Memorandum of Agreement to be entered into between the Owner thereof, as seller and the relevant Buyer, as buyer of the Ship, in respect of the sale by such Owner and the purchase by such Buyer of the Ship and includes any and all addenda thereto (together, the "MOAs");

"Owner" means:

(a)           in relation to the Bremen Ship: the Bremen Owner;

(b)           in relation to the Hamburg Ship: the Hamburg Owner;

(c)           in relation to the Davakis Ship: the Davakis Owner;

(d)           in relation to the Ranger Ship: the Ranger Owner;

and, in the plural, means all of them;

"Parties" means, collectively, the Borrowers, the Corporate Guarantor, the Technical Manager and the Lender, and a "Party" means any of them;

"Purchase Price" in relation to each Ship means the amount determined by the Lender as the purchase price of such Ship and "Aggregate Purchase Price" means the aggregate amount of the Purchase Prices of all the Ships;

"Share Charge" means the Share Charge dated 31 January 2012 made between the Corporate Guarantor and the Lender relating to shares in Maritime Capital Shipping Limited, of Bermuda; and

"Title Transfer Documents" means a bill of sale and such other documents as are reasonably necessary in order to transfer title to each of the Ships to the relevant Buyer and as provided in each relevant MOA.

1.2           Construction

The provisions of clause 3.3 of the Financial Agreement apply to this Agreement as though set out in full, except that references to the Financial Agreement are to be construed as references to this Agreement.

1.4           No Lender Liability

Nothing in this Agreement shall be construed as imposing any liability on the Lender for performance by any Buyer of its obligations to complete, or its failure to complete, the purchase of the relevant Ship.

1.5           No Release

No failure by any third party buyer to perform any of its obligations in respect of the purchase of any Ship, shall relieve or excuse any Borrower or the Corporate Guarantor from any of its continuing obligations or be construed as a waiver of the Lender's rights or powers to declare a Default under the Facilities or any of the other Security Documents, save as expressly provided herein.

2.           SETTLEMENT OF THE INDEBTEDNESS

2.1           Settlement

(a)
As settlement of the Indebtedness by the Borrowers and for the extinguishment of the Corporate Guarantor's liabilities under the Corporate Guarantee and the Share Charge and the Technical Manager's liabilities under the Manager's Undertakings, the Borrowers and the Corporate Guarantor agree, on the Closing Date the latest to sell and deliver the Ships in accordance with the provisions of Clause 3.

(b)
In consideration of the Borrowers' and the Corporate Guarantor's agreement to settle in accordance with Clause 2.1(a), and for other good and valuable consideration, the Lender agrees, subject to the terms and conditions of this Agreement, to (a) release the Borrowers from all liability in respect of the Indebtedness,(b) release the Corporate Guarantor from all liability in respect of its obligations under the Corporate Guarantee and the Share Charge, and (c) release the Technical Manager from all liability in respect of its obligations under the Manager's Undertaking in relation to each Ship upon completion of the sale of the Ships to the respective Buyers on the Closing Date.

3.	PURCHASE OF THE SHIPS

3.1	Sale and Purchase Agreement

(a)
The Borrowers, the Lender and the Buyers will forthwith, by the Closing Date, conclude the sale and purchase of all the Ships, pursuant to the Title Transfer Documents and the terms set forth in Schedule 1 as modified to be consistent with the terms hereof, it being understood any sale is "as is, where is" in all respects with no representation or warranty other than to title and as specified herein.

(b)
The Borrowers undertake to cooperate with the Lender and the Buyers (to the extent applicable) to effect and complete a transfer of the title in each Ship and deliver each Ship to the respective Buyer on the relevant Delivery Date.

3.2           Sale of the Ships to the Buyers

Each of the Ships shall be sold or deemed sold by the Owner thereof to the relevant Buyer at the relevant Purchase Price and shall be delivered by such Owner to such Buyer on the relevant Delivery Date. The credit from the sale price of each Ship shall be applied and such Owner hereby fully authorises the Lender to make such application, to the extent of relevant Purchase Price, as a mandatory prepayment to reduce dollar for dollar against the Indebtedness in accordance with the prepayment provisions under clause 12 of the Financial Agreement.  After the application of the Aggregate Purchase Price of all the Ships, the balance of the Indebtedness, subject to the terms hereof, shall be extinguished in accordance with Section 2.1. For the avoidance of doubt, should any of the Ships is not sold and transferred to the respective Buyer as aforesaid for any reason whatsoever other than an actual or constructive total loss of such Ship, the balance of the Indebtedness shall not be extinguished and the Borrower, the Corporate Guarantor and the Technical Manager shall not be released form their respective obligations under the Financial Agreement and the Security Parties to which each of them is a party other than by an amount equal to the aggregate of the Purchase Prices of the Ships sold and transferred to the respective Buyers as aforesaid. Should any Ship become an actual or constructive total loss prior to the Closing Date, the insurances in respect thereof having previously been assigned to the Lender, such Ship shall be deemed sold for purposes hereof.

4.	UNDERTAKINGS

4.1	Interest

Notwithstanding any provisions of this Agreement, interest on the Indebtedness shall continue to accrue at the default interest rate determined in accordance with the terms of the Financial Agreement until the Closing Date.

5.	REPRESENTATIONS AND WARRANTIES

Each Borrower and, where explicitly stated herein below, the Corporate Guarantor represents and warrants that:-

5.1	The Indebtedness

As of 6th February, 2014, the total amount of the Indebtedness is no more than One hundred forty five million thirty six thousand four hundred seventy four Dollars   and eighty cents ($145,036,474.80) consisting of unpaid term loan, accrued interest and default interest in the sum of One hundred million eight  hundred fifty two thousand seven hundred twenty five Dollars ($100,852,725.00) and unpaid revolving loan, accrued interest and default interest in the sum of Forty four million one hundred eighty three thousand seven hundred forty nine Dollars and eighty cents ($44,183,749.80). The amount of the Indebtedness may vary and the Lender shall notify the Borrowers and the Corporate Guarantor of the Indebtedness due and owing under the Finance Documents as of the Closing Date.

5.2	Binding Obligations

As of the date of this Agreement, the Financial Agreement, the Master Agreement, the Security Documents and any other related documents in connection with the Loan are and remain valid, binding and enforceable and are not subject to any defences or counterclaims under law or equity. The Corporate Guarantor acknowledges that the Corporate Guarantee and any other related documents in connection with the Corporate Guarantee remain valid, binding and enforceable and are not subject to any defences or counterclaims under law or equity.

5.3	No Encumbrance

Until the closing of the transaction of each Ship contemplated in Clause 3 each Mortgage shall remain registered against the relevant Ship in the relevant Registry and shall continue to constitute a valid first preferred mortgage lien on the relevant Ship. The Borrowers have not permitted any Encumbrance (other than Permitted Liens and the Encumbrances created by the Relevant Security Documents) to subsist, arise or be created or extended over the Ships or otherwise in contravention of the negative undertaking pursuant to clause 18.2.8 and clause 21.6 of the Financial Agreement.

5.4	Potential Defaults by the Borrowers

As of the date of this Agreement certain potential defaults by the Borrowers exist under the Financial Agreement that would be Events of Default upon notice being provided by the Lender.  Unless a forbearance or waiver is received from the Lender, the Borrowers are unable to comply with certain terms of the Financial Agreement.

5.5	No Creditors

To the Borrowers' and the Corporate Guarantor's best knowledge, other than as more particularly described in the creditors' list attached in Schedule 2 and except for related party liabilities associated with the Ships, for which a release will be provided by the Technical Manager in accordance with Clause 7.2, as of the date of this Agreement there are no other secured creditors or unsecured creditors of the Corporate Guarantor or any of its Subsidiaries which are associated with the Ships, except for administrative or secretarial service providers associated with the ownership and operation of the Ships by the Corporate Guarantor and its Subsidiaries. Notwithstanding the generality of the foregoing, the Borrowers and the Corporate Guarantor hereby represent, warrant and confirm that any and all existing debts of the Borrowers and/or debts related to the Ships (save for the debts and liabilities for which a release will be provided in accordance with Clause 7.2) and appearing in the most recently reported financial statements filed with the Securities and Exchange Commission ("SEC"), under form 6-K and are available to the Lender have been fully paid and discharged. In addition the Borrowers and the Corporate Guarantor hereby undertake to fully pay and discharge any and all existing debts of the Borrowers and/or debts related to the Ships and appearing in the creditors' list attached in Schedule 2 no later than the last Delivery Date. The Borrower prior to the Delivery of each Ship shall promptly deliver to the Bank detailed documentary evidence reasonably required by the Bank in respect of the payments made of all such debts and liabilities associated with such Ship.

5.6	Corporate Power

The Borrowers and the Corporate Guarantor warrant that all necessary and appropriate corporate action to authorise the entering into of this Agreement have been obtained and that this Agreement constitutes valid and binding obligations of the Borrowers and the Corporate Guarantor enforceable in accordance with its terms.

5.7	Insurances

The Borrowers and the Corporate Guarantor represent that, to the best of their knowledge, there are no claims pending against the Ships that are not covered by insurance (less applicable deductibles).

6.	NO WAIVER

6.1
This Agreement does not constitute a waiver by the Lender of any of its rights under the Financial Agreement, the Master Agreement and the Security Documents prior to the Closing Date. Until all the Ships are sold and delivered to the relevant Buyers as aforesaid, none of the Borrowers and the other Security Parties shall be able to rely upon any of the provisions of this Agreement, the terms of which shall be in all respects without prejudice to the rights of the Lender under the Financial Agreement, the Master Agreement and the Security Documents.

7.           CONDITIONS

7.1	Corporate Authorities.

Prior or on the date of the signing of this Agreement:

(a)	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Security Parties and the Technical Manager;

(b)	a recent certificate of incumbency of each of the Security Parties and the Technical Manager signed by the secretary or a director thereof;

(c)
each of the Borrowers, the Corporate Guarantor and the Technical Manager shall deliver to the Lender a certified copy (certified by its Secretary/Director) of the resolutions of its board of directors approving and ratifying the terms of, and the transactions contemplated by, this Agreement and resolving that it executes this Agreement;

(d)	the original of any power of attorney issued in favour of any person executing this Agreement on behalf of each of the Security Parties and the Technical Manager; and

(e)
each Borrower shall deliver to the Lender a certified copy (certified by its Secretary/Director) of the resolutions of its shareholder approving and ratifying the terms of, and the transactions contemplated by, this Agreement and resolving that it executes this Agreement.

7.2	Technical Manager's release

Prior to the release of an Owner from its obligations under the Financial Agreement, the Master Agreement and the Security Documents to which such Owner is a party,

the Lender should have received a full and complete release (in form satisfactory to the Lender) by the Technical Manager of all claims of whatever nature which it has or may at any time hereafter have against or in connection with the Relevant Ship, her Earnings or Insurances and/or the Owner thereof.

7.3	Statement of Accounts

Prior to the release of an Owner from its obligations under the Financial Agreement, the Master Agreement and the Security Documents to which such Owner is a party, the Lender should have received a statement of accounts as of the relevant Delivery Date in the form of Schedule 2. The Borrowers and the Corporate Guarantor should further represent, warrant and confirm that to the best of their knowledge there are no liabilities (including contingent liabilities), other than those listed in Schedule 2. The Corporate Guarantor undertakes to retain its auditor to report findings based on specific procedures applied.

7.4	Insurer's Statement

Prior to the release of an Owner from its obligations under the Financial Agreement, the Master Agreement and the Security Documents to which such Owner is a party, the Lender should have received from such Owner a statement issued by the P&I Club of the relevant Ship prior to the relevant Ship's Delivery Date addressed to the Technical Manager confirming that its member (such Owner) is up to date as regards premium payments and that all claims arising under the P&I policy are covered by the Owner's P&I insurer in accordance with its Standard Rules.

8.	INDEMNITY

8.1
The Corporate Guarantor shall on demand (and it is hereby expressly undertaken by the Corporate Guarantor to) indemnify the Lender and the relevant Buyer against any loss, damage, expense, interest whatsoever with respect to any claims made against the Ship giving rise to a lien or other encumbrance, which claims have been incurred prior to the delivery of such Ship, and the Corporate Guarantor shall on demand  fully compensate the Lender and the relevant Buyer for all the loss, damage, expense, interest whatsoever, which the Lender shall certify as sustained or incurred as a consequence thereof without prejudice to any of the other rights of the Lender under this Agreement.

9.	MISCELLANEOUS

9.1	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.2	Time of essence

Time shall be of the essence in the performance of the respective obligations of the Borrowers and the Corporate Guarantor under this Agreement.

9.3	Invalidity

Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement.  Where however the provisions of any such applicable law may be waived, they are hereby waived by the Parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

9.4	Amendments

Any amendment to this Agreement shall be in writing and signed by, or on behalf of, each Party.

9.5	Rights cumulative

Rights and remedies under this Agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

9.6	No assignment

Neither the Borrowers nor the Corporate Guarantor may assign any of its rights under this Agreement or any document referred to in it without the prior written consent of the Lender.

9.7           Expenses

The Parties hereto shall bear their own costs.

9.8	Third party rights

A person who is not a party to this Agreement, or who is not expressed to be a beneficiary of the terms of this Agreement, has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

9.9	Confidentiality

Unless otherwise required by applicable SEC or US stock exchange regulations, as the Corporate Guarantor is listed in the Nasdaq Stock Exchange, this Agreement shall remain strictly private and confidential and shall not be communicated by any means to any third parties other than the lawyers of the parties. Such duty of confidentiality shall be binding on the parties hereto and such lawyers as well and shall survive the Closing Date.

10.	GOVERNING LAW AND JURISDICTION

This Agreement and all non-contractual obligations arising from or in connection with this Agreement are governed by English law.

11.	ENFORCEMENT

11.1	Incorporation of Financial Agreement provisions

In respect of the Borrowers, the provisions as to jurisdiction and service of process specified in clause 18 of the Financial Agreement apply to this Agreement.

11.2         Enforcement of Corporate Guarantee

In respect of the Corporate Guarantor, the provisions as to jurisdiction and service of process specified in clause 19 of the Corporate Guarantee apply to this Agreement.

Schedule 1

Terms of Ship Sale

1.           Definitions

In this Schedule:

"Classification Society" or "Class" means Bureau Veritas.

"Seller" in relation to each Ship means the relevant Owner of such Ship which is being sold pursuant to Clause 3 of this Agreement, and "Sellers" means the Owners.

"Buyer" in relation to each Ship means the company appearing the MOA relative to such Ship as the buyers of such Ship.

2.	Sale and Purchase

The relevant Ship (hereinafter called the "Relevant Ship" will be taken over as is/where is on the relevant Delivery Date.

3.	Spares/bunkers etc.

The relevant Seller shall deliver the Relevant Ship to the Buyer thereof with everything belonging to her on board and on shore.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Relevant Ship at the time of delivery used or unused, whether on board or not shall become the relevant Buyer's property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the relevant Buyer's account. The Seller of the Relevant Ship is not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyer thereof.  The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the relevant Seller.  Unused stores and provisions shall be included in the sale and be taken over by the relevant Buyer without extra payment.

The relevant Buyer shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums at the port and date of delivery of the Relevant Ship in accordance with the terms of the relevant MOA.

4.	Documentation

The place of closing: Greece

The Seller of the Relevant Ship shall furnish the Buyer thereof and the Buyer shall furnish such Seller with delivery documents as set forth in Paragraph 8 of this Schedule.

At the time of delivery of the Relevant Ship the Buyer and the Seller thereof shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Relevant Ship from the relevant Seller to the Buyer thereof.

At the time of delivery of the Relevant Ship, the Seller thereof shall hand to the relevant Buyer the classification certificate(s) (including copies of the class and national/international statutory and trading certificates relating to the Relevant Ship) as well as all plans etc., which are on board the Relevant Ship.  Other certificates which are on board the Ship shall also be handed over to the Relevant Buyer unless the relevant Seller is required to retain same, in which case the Buyer to have the right to take copies.  Other technical documentation which may be in the relevant Seller's possession shall be promptly forwarded to the relevant Buyer at their expense, if such Buyer so requests.  The relevant Seller may keep the Relevant Ship's log books but the Buyer thereof to have the right to take copies of same.

5.	Encumbrances

Each Seller warrants that, other than as previously disclosed, its Relevant Ship, at the time of delivery, is free from all, encumbrances, mortgages and maritime liens or any other debts whatsoever other than those created in favour of the Lender.

6.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the relevant Buyer's flag shall be for such Buyer's account, whereas similar charges in connection with the closing of the relevant Seller's register shall be for such Seller's account.

7.	Condition on delivery

Each Ship with everything belonging to her shall be at the relevant Seller's risk and expense until she is delivered to the Buyer thereof, but subject to the terms and conditions of this Agreement and the relevant MOA she shall be delivered and taken over as is, where is.

8.	Delivery documents

8.1	At the time of delivery of each Relevant Ship, the relevant Seller shall furnish the Buyer thereof with the following documents:-

(a)
Two originals of a legal bill of sale (the "Bill of Sale") , warranting that the Relevant Ship is free from all mortgages, encumbrances, charters, maritime liens or any other debts whatsoever, duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece (for the MI companies) OR duly certified by a notary and legalized by Apostille at Her Majesty's Principal Secretary of State for Foreign and Commonwealth Affairs Office in the UK (for the BVI companies).

(b)
Fax or email copy of Transcript of Register issued by Bahamas Maritime Authority in London or by the Isle of Man Registry (as applicable) and dated the delivery date showing the Relevant Ship to be registered in the ownership of the relevant Seller and free and clean from registered encumbrances to be faxed to the closing meeting in Greece. The original of such Transcript of Register will be provided to the Buyers not later than seven (7) Banking days after the delivery date of the Relevant Ship to the Buyers.

(c)	A certified true copy of the certificate of incorporation of the relevant Seller certified by the relevant Seller's Greek counsel.

(d)
An original set of Minutes or Resolutions of the Board of Directors of the relevant Seller approving the entry into the relevant MOA and any amendments and/or addendums thereto, authorising the sale of the Relevant Ship in accordance with the provisions of the relevant MOA and the execution on behalf of such Seller of inter alia, the Bill of Sale, a protocol of delivery and acceptance and any other document required to be executed by such Seller in respect of the delivery of the Relevant Ship from such Seller to the Buyer thereof pursuant to the relevant MOA duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece (for the MI companies) OR duly certified by a notary and legalized by Apostille at Her Majesty's Principal Secretary of State for Foreign and Commonwealth Affairs Office in the UK (for the BVI companies).

(e)
Original written resolutions of the Directors of the Sole Shareholder approving the BOD minutes or resolutions of the relevant Seller under 8.1(d) above, duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece.

(f)
An original Power of Attorney of the relevant Seller duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece (for the MI companies) OR duly certified by a notary and legalized by Apostille at Her Majesty's Principal Secretary of State for Foreign and Commonwealth Affairs Office in the UK (for the BVI companies).

(g)
An original set of the officer's or director's certificate of incumbency of the relevant Seller certifying the name of all present directors/officers of such Seller and attaching copies of all the correct and complete constitutional documents in full force and effect of such Seller (the articles of incorporation and the By-laws of such Seller or the Memorandum and Articles of Association, as applicable) duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece (for the MI companies) OR duly certified by a notary and legalized by Apostille at Her Majesty's Principal Secretary of State for Foreign and Commonwealth Affairs Office in the UK (for the BVI companies).

(h)
An original Certificate of Goodstanding of the relevant Seller dated no more than 7 (seven) Banking days prior to the delivery date showing such Seller to be in good standing under the laws of the Marshall Islands or the British Virgin Islands (as applicable).

(i)
Two original Protocols of Delivery and Acceptance (one for the relevant Seller and one for the relevant Buyer to be exchanged at the closing in Greece) confirming the delivery of the Relevant Ship by such Sellers to such Buyer.

(j)	Commercial Invoice in three (3) copies covering the purchase price of the Relevant Ship.

(k)	Commercial invoice in three (3) copies covering the price of the bunkers and lubricants.

(l)	A letter of confirmation from the relevant Seller stating that to the best of their knowledge, the Relevant Ship is not blacklisted by any government, state, country, political sub-division or union.

(m)	A statement from the Master of the Relevant Ship that all crew wages have been duly paid.

(n)	Certified copies of the last bunkering invoices.

(o)	A full list of pending insurance claims signed by a Director of the relevant Seller.

B.	At the time of delivery of each Relevant Ship, the relevant Buyer shall furnish the relevant Seller with the following delivery documents, namely:

(a)	Copy of the Certificate of Incorporation of the relevant Buyer, certified as true by the relevant Buyer's Legal Counsel.

(b)
Original Good standing certificate of the relevant Buyer dated no more than 7 (seven) Banking prior to the delivery date showing such Buyer to be in good standing under the laws of the Marshall Islands.

(c)
An original set of resolutions or minutes of the Board of Directors of the relevant Buyer authorising the purchase of the Relevant Ship in accordance with the provisions of the MOA, the ratification of the MOA signed and the execution on behalf of the such Buyer of (inter alia) the acceptance of the Bill of Sale (if applicable), a protocol of delivery and acceptance and any other document required to be executed by such Buyer in respect of the delivery of the Relevant Ship from the relevant Seller to such Buyer pursuant to the MOA, and authorising further execution of a Power of Attorney authorising the execution any and all other documents and undertakings provided in the MOA such resolutions to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece.

(d)
An original set of the officer's certificate of incumbency of the relevant Buyer certifying the names of all present directors/officers and shareholders of such Buyer and attaching copies of all correct and complete constitutional documents in full force and effect of such Buyer (Copies of the Articles of Incorporation or other constitutional documents and By-Laws (as the case may be) (together with any amendment thereto up to and including the delivery date)) such officer's certificate to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece.

(e)
A original Power of Attorney of relevant Buyer issued in accordance with the resolutions referred to under the above authorising the persons signing the documents on their behalf such power of attorney to be duly legalised by Apostille by the Special Agent of the Republic of the Marshall Islands in Greece.

The relevant Seller and Buyer undertake to exchange drafts of the above documents and agree final formats latest seven (7) Banking days prior to the delivery date of the Relevant Ship.

Schedule 2

Creditors' List

IN WITNESS HEREOF the parties have caused this Agreement to be duly executed as a deed on the date first written above.

The Borrowers

SIGNED by	)
Mr. Stamatis Tsantanis	)
for and on behalf of	)
AMAZONS MANAGEMENT INC.	)	/s/ Stamatis Tsantanis
in the presence of:	)

SIGNED by	)
Mr. Stamatis Tsantanis	)
for and on behalf of	)
CYNTHERA NAVIGATION LTD.	)	/s/ Stamatis Tsantanis
in the presence of:	)

SIGNED by	)
Mr. Stamatis Tsantanis	)
for and on behalf of	)
HARBOUR BUSINESS INTERNATIONAL CORP.	)	/s/ Stamatis Tsantanis
in the presence of:	)

SIGNED by	)
Mr. Stamatis Tsantanis	)
for and on behalf of	)
LAGOON SHIPHOLDING LTD.	)	/s/ Stamatis Tsantanis
in the presence of:	)

SIGNED by	)
Mr. Stamatis Tsantanis	)
for and on behalf of	)
MARTINIQUE INTERNATIONAL CORP	)	/s/ Stamatis Tsantanis
in the presence of:	)

SIGNED by	)
Mr. Stamatis Tsantanis	)
for and on behalf of	)
WALDECK MARITIME CO.	)	/s/ Stamatis Tsantanis
in the presence of:	)

The Corporate Guarantor

SIGNED by	)
Mr. Stamatis Tsantanis	)
for and on behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	)	/s/ Stamatis Tsantanis
in the presence of:	)

Witness to all the above signatures

/s/ Theodora C. Mitropetrou
Name: Theodora C. Mitropetrou
Address: Patriarchou Grigoriou 1-3, Glyfada, Greece
Occupation: Attorney-at-law

The Technical Manager

SIGNED by	)
)
Mrs. Asteria Bagouli	)
for and on behalf of	)
Enterprises Shipping and Trading S.A.	)	/s/ Asteria Bagouli
in the presence of:	)

Witness to all the above signatures

/s/ Theodora C. Mitropetrou
Name: Theodora C. Mitropetrou
Address: Patriarchou Grigoriou 1-3, Glyfada, Greece
Occupation: Attorney-at-law

The Lender

SIGNED by	)
)
Mr. Konstantinos Petropoulos	)
and Mr. Konstantinos Oikonomou	)
for and on behalf of	)	/s/ Konstantinos Petropoulos
PIRAEUS BANK A.E.	)	/s/ Konstantinos Oikonomou
in the presence of:	)

Witness: /s/ Charalampos V. Sioufas
Name: Charalampos V. Sioufas
Address:Defteras Merarchias 13, Piraeus, Greece
Occupation:Attorney-at-law